Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WILDFIRE NEW PUBCO, INC.,

a Delaware corporation

Wildfire New PubCo, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The Corporation’s original certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on July 26, 2022.

B. This amended and restated certificate of incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), restates and amends the provisions of the Corporation’s certificate of incorporation and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

C. The text of the certificate of incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Bridger Aerospace Group Holdings, Inc.

ARTICLE II

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

4.1. Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 1,010,000,000 shares, consisting of 1,000,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of which 1,000,000 shares of Preferred Stock shall be designated as the “Series A Preferred Stock” and shall have the rights, powers, designations, preferences, qualifications, limitations and restrictions set forth in Section 4.5 below. Subject to and in accordance with the provisions of Section 4.5(d)(i), the number of shares of Series A Preferred Stock may be increased (to the extent of the Corporation’s authorized and unissued Preferred Stock) by further resolution duly adopted by the Board and the filing of a certificate of increase with the Secretary of State of the State of Delaware.

4.2. Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.4 of this amended and restated certificate of incorporation of the Corporation (as further amended from time to time in accordance with the provisions hereof and including, without limitation, the terms of any certificate of designation with respect to any series of Preferred Stock, this “Certificate of Incorporation”).

4.3. Common Stock.

(a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of shares of Common Stock are entitled to vote. There shall be no cumulative voting with respect to any matter submitted to a vote of the stockholders of the Corporation. Except as otherwise required by law or this Certificate of Incorporation, and subject to the rights of the holders of shares of Preferred Stock, if any, at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL.

(b) Subject to the rights of the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the board of directors of the Corporation (the “Board”) from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any Insolvency Event with respect to the Corporation or dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of shares of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

4.4. Preferred Stock.

(a) The Board is expressly authorized to issue from time to time shares of Preferred Stock in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designation filed pursuant to the DGCL the powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

(b) The Board is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, stated in this Certificate of Incorporation or the resolution of the Board originally fixing the number of shares of such series. If the number of shares of any series of Preferred Stock is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

4.5. Series A Preferred Stock.

(a) Definitions. For purposes of this Certificate of Incorporation, references to:

(i) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with such Person. The term “control” means (a) the beneficial ownership of securities, as determined in accordance with Rule 13d-3 of the Exchange Act, representing a majority of the voting power of any Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through ownership of Voting Securities or partnership or other ownership interests, by contract or otherwise, and the terms “controlling” and “controlled” shall have correlative meanings. Notwithstanding the foregoing, (i) the Corporation and its Subsidiaries and other controlled Affiliates shall not be considered Affiliates of any Series A Preferred Stockholder, or any of such Person’s Affiliates (except the Corporation and its Subsidiaries and other controlled Affiliates shall be Affiliates of each other) and (ii) none of the Series A Preferred Stockholders shall be considered Affiliates of any portfolio company in which a Series A Preferred Stockholder or any of its investment fund Affiliates, Affiliated manager, or other investment Affiliates, as applicable, have made a debt or equity investment (and vice versa). The term “Affiliated” shall have a meaning correlative to the foregoing.

(ii) “Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in New York, New York.

(iii) “Closing Date” means January 24, 2023.

(iv) “Conversion Price” shall mean an amount equal to: (x) with respect to any Series A Preferred Stockholder’s exercise of conversion rights pursuant to Section 4.5(c) within 30 days following the Closing Date, $9.00 and (y) with respect to any Series A Preferred Stockholder’s exercise of conversion rights pursuant to Section 4.5(c) more than 30 days following the Closing Date, $11.00, in each case of clauses (x) and (y) subject to adjustment in accordance with Section 4.5(c)(iii).

(v) “Conversion Securities” means (i) shares of Common Stock or (ii) such other series of shares or units of common equity interests of the Corporation, any direct or indirect parent thereof (a “Parent Entity”), or any Subsidiary thereof into which the shares of Series A Preferred Stock are convertible pursuant to Section 4.5(c).

(vi) “Dividend Payment Date” means (i) June 30 and December 31 of each fiscal year, commencing on June 30, 2023 and (ii) the Series A Preferred Maturity Date; provided that, if any Dividend Payment Date is not a Business Day, the Dividend Payment Date shall be the immediately preceding Business Day.

(vii) “Dividend Period” means the period commencing on and including a Dividend Payment Date that ends on, but does not include, the next Dividend Payment Date. The initial Dividend Period will commence on and include the Closing Date.

(viii) “Equity Securities” means any (x) capital stock of, or other equity interests in, any Person, (y) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in any Person, or (z) options, warrants or other rights to acquire the securities described in clauses (x) and (y), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise.

(ix) “Event of Default” means any (a) a failure by the Corporation to pay amounts with respect to the shares of Series A Preferred Stock as and when due pursuant to this Certificate of Incorporation (whether or not there are any profits, surplus or other funds legally available for the payment thereof or such payment is then permitted by applicable law or any instrument or agreement to which the Corporation or any of its Subsidiaries is a party), (b) with respect to any Series A Preferred Stockholder, the failure by the Corporation to comply with such Series A Preferred Stockholder’s Conversion Rights set forth in Section 4.5(c)(i)(1) (in each case whether or not permitted by applicable law or any agreement or instrument binding upon the Corporation), (c) the failure by the Corporation or any of its Subsidiaries to comply with any other agreement or obligation pursuant to the terms of this Certificate of Incorporation (including, without limitation, Section 4.5(d)) for 30 days after written notice thereof from the Required Series A Preferred Holders (provided that any failure of the Corporation or its Subsidiaries to provide notice within the period prescribed pursuant to Section 4(g) of the occurrence of any Event of Default (or any event or condition which would, upon notice, lapse of time or both, unless cured or waived, become an Event of Default) shall constitute an immediate Event of Default), (d) any acceleration (or failure to pay at final stated maturity) of Indebtedness of (i) the Corporation in excess of $5,000,000 or (ii) any of its Subsidiaries in excess of $21,000,000 (in each case, excluding any acceleration of Indebtedness as a result of an aircraft casualty event), (e) the occurrence of any Insolvency Event or (f) any voluntary or involuntary de-listing of the Corporation’s common equity interests or the common equity interests of any Parent Entity that has issued Conversion Securities pursuant to Section 4.5(c) from the New York Stock Exchange or The Nasdaq Stock Market (unless such de-listing is accompanied by a substantially simultaneous listing on another of the New York Stock Exchange or The Nasdaq Stock Market).

(x) “Excess Hold Redemption Price” means a price equal to the sum of (x) the Series A Preferred Stated Value of such share of Series A Preferred Stock, plus (y) an amount equal to any accrued Series A Preferred Interest Amount on such share of Series A Preferred Stock, if any, from (and including) the Closing Date or the most recent Dividend Payment Date prior to the applicable Excess Hold Redemption Date to, but excluding, such Excess Hold Redemption Date.

(xi) “Fair Value” means, with respect to any assets or securities, the fair value for such assets or securities as between a willing buyer and a willing seller in an arm’s-length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as reasonably determined by the Board.

(xii) “Fundamental Change” means (i) the direct or indirect sale, lease, division, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries taken as a whole to any “person” or “group” (as each such term is used in Section 13(d) of the Exchange Act) other than the Corporation or one or more of its Subsidiaries and other than a pledge or grant of a security interest to one or more bona fide lenders (provided, that the enforcement of such pledge or security interest shall be considered in determining whether a Fundamental Change has occurred), (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (other than any “person” or “group” described in clause (iii) below) is or becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding voting power of the outstanding Voting Securities of the Corporation or any Parent Entity, measured by voting power rather than number of shares, units or the like or (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that, in the aggregate, the Permitted Holders, a “group” controlled by any of the Permitted Holders or any entity controlled by one or more Permitted Holders formed for the purpose of owning Equity Securities of the Corporation or a Parent Entity is or becomes the beneficial owner, directly or indirectly, of more than sixty one percent (61.0%) of the outstanding voting power of the outstanding Voting Securities of the Corporation or any Parent Entity, measured by voting power rather than number of shares, units or the like.

(xiii) “Indebtedness” means, with respect to any Person, (a) (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, goods or services, (ii) all other obligations, contingent or otherwise, of such Person for the repayment of borrowed money in the form of surety bonds, letters of credit and bankers’ acceptances whether or not matured, and (iii) all net payment obligations under hedges and other derivative contracts and similar financial instruments, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations of such Person, (d) all indebtedness referred to in clause (a), (b) or (c) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness (and thus such indebtedness is not an obligation of such Person) and (e) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness referred to in clause (a), (b), (c) or (d) above of another Person.

(xiv) “Initial Series A Preferred Issue Price” means $1,053.42, subject to appropriate adjustment in the event of any dividend, split, combination or other similar recapitalization which may be made after the date hereof.

(xv) “Insolvency Event” means (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of the Corporation or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for the Corporation or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or (b) the Corporation or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for the Corporation or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors.

(xvi) “JPMCF” means JPMorgan Chase Funding Inc. and each of its successors or any of their respective Affiliates.

(xvii) “Make-Whole Amount” means with respect to any share of Series A Preferred Stock on any Series A Preferred Redemption Date or other applicable date of determination, the present value at such Series A Preferred Redemption Date or other applicable date of determination of 100% of the Series A Preferred Interest Amount that would accrue in respect of such share of Series A Preferred Stock from the date of such redemption through April 25, 2027, discounted to the date of redemption on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate determined with respect to such Series A Preferred Redemption Date or other applicable date of determination plus 50 basis points, and assuming for purposes hereof that (1) such Series A Preferred Interest Amount is paid (i) in cash in full if the Corporation shall have paid currently in full in cash all Series A Preferred Interest Amount on and as of the two Dividend Payment Dates immediately preceding such Series A Preferred Redemption Date or other applicable date of determination or (ii) by adding such amount to the Series A Preferred Interest Amount if subclause (i) shall not apply and (2) the Series A Preferred Dividend Rate for the period from the date of such redemption through April 25, 2027 is equal to the Series A Preferred Dividend Rate in effect as of the date of such redemption (including any default rate increase if then in effect pursuant to the penultimate sentence of the definition of “Series A Preferred Interest Amount” at the date of such redemption or other applicable date of determination).

(xviii) “Material Subsidiary” means (a) each Subsidiary of the Corporation that, as of the last day of the fiscal quarter of the Corporation most recently ended for which financial statements of the Corporation are available, had revenues or total assets for such quarter in excess of 25% of the consolidated revenues or total assets, as applicable, of the Corporation and its Subsidiaries for such quarter and (b) any group comprising Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of the Corporation most recently ended for which financial statements of the Corporation are available, had revenues or total assets for such quarter in excess of 25% of the consolidated revenues or total assets, as applicable, of the Corporation and its Subsidiaries for such quarter.

(xix) “Permitted Holders” means Bridger Element LLC, McAndrew Rudisill, Tim Sheehy and Matthew Sheehy and each of their respective Affiliates.

(xx) “Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association, or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

(xxi) “Required Series A Preferred Holders” means, as of any date of determination, one or more Series A Preferred Stockholders holding shares of Series A Preferred Stock representing not less than fifty-five percent (55.0%) of the Series A Preferred Stated Value of the then outstanding shares of Series A Preferred Stock; provided that at any time during which there are two or more unaffiliated Series A Preferred Stockholders, the Required Series A Preferred Holders must include at least two unaffiliated Series A Preferred Stockholder.

(xxii) “Required Series A Preferred Super Majority” means, as of any date of determination, one or more Series A Preferred Stockholders holding shares of Series A Preferred Stock representing not less than eighty-five percent (85%) of the Series A Preferred Stated Value of the then outstanding shares of Series A Preferred Stock.

(xxiii) “Sale of the Corporation” means (a) a transaction or series of related transactions in which a “person” or a “group” (as each such term is used in Section 13(d) of the Exchange Act) acquires Voting Securities of the Corporation representing more than fifty percent (50%) of the outstanding voting power of the outstanding Voting Securities of the Corporation (excluding from this clause (a) any Business Combination (as defined below)), (b) any direct or indirect acquisition of the Corporation by means of merger, consolidation, business combination, exchange or contribution of equity, or other form of entity reorganization in one or a series of related transactions with or into another entity (a “Business Combination”) in which the Corporation’s outstanding shares of capital stock are exchanged for cash, securities or other consideration and, immediately following such transaction, a “person” or a “group” (as each such term is used in Section 13(d) of the Exchange Act) that is not a holder of Equity Securities of the Corporation immediately prior to such transaction owns directly or indirectly Equity Securities representing more than fifty percent (50%) of the outstanding voting power of the surviving entity or its direct or indirect parent holding entity, or (c) a direct or indirect sale, transfer or other disposition (other than a pledge or grant of a security interest to one or more bona fide lenders) of greater than seventy-five percent (75%) of the consolidated assets of the Corporation (other than to a wholly owned Subsidiary of the Corporation).

(xxiv) “Series A Preferred Interest Amount” means, with respect to each share of Series A Preferred Stock, an amount accruing daily, computed on the basis of a 365 day year, on such share of Series A Preferred Stock at a rate (such rate, as may be increased pursuant to the penultimate sentence of this definition, the “Series A Preferred Dividend Rate”) equal to (i) 7.00% per annum on the Series A Preferred Stated Value of such share of Series A Preferred Stock for the period from (and including) the Closing Date to (but excluding) April 25, 2028, (ii) 9.00% per annum on the Series A Preferred Stated Value of such share of Series A Preferred Stock for the period from (and including) April 25, 2028 to (but excluding) April 25, 2029, and (iii) thereafter, 11.00% per annum on the Series A Preferred Stated Value of such share of Series A Preferred Stock. Series A Preferred Interest Amount shall be paid in cash; provided that at the Corporation’s election in its sole discretion (which election shall be deemed made by the Corporation if no Series A Preferred Interest Amount is paid in cash on the applicable Dividend Payment Date) for each Dividend Period for which Series A Preferred Interest Amount is not paid in cash, the Series A Preferred Interest Amount for such share of Series A Preferred Stock shall be paid by increasing the Series A Preferred Stated Value for such share of Series A Preferred Stock (in lieu of being paid in cash). Notwithstanding anything to the contrary herein, if any Event of Default shall have occurred and be continuing, then until such Event of Default is cured or waived by the Required Series A Preferred Holders (or, with respect to an Event of Default relating to a default in respect of a Series A Preferred Stockholder’s exercise of its put right pursuant to Section 4.5(b)(iv), or a Series A Preferred Stockholder’s exercise of its Conversion Rights set forth in Section 4.5(c)(i)(1), by each applicable Series A Preferred Stockholder affected thereby) then until such violation is cured or waived by a Required Series A Preferred Super Majority, then the applicable Series A Preferred Dividend Rate shall be subject to an increase of 2.00% per annum; provided, however, in no event shall the Series A Preferred Dividend Rate increase by more than 2.00% per annum. The Series A Preferred Interest Amount (including, for the avoidance of doubt, pursuant to the immediately preceding sentence) will accrue as set forth herein regardless of whether Series A Preferred Interest Amount has been declared by the Board and whether or not there are any profits, surplus or other funds legally available for the payment thereof or such payment is then permitted by applicable law or any instrument or agreement to which the Corporation or any of its Subsidiaries is a party.

(xxv) “Series A Preferred Liquidation Preference” means, as of any date of determination, with respect to each share of Series A Preferred Stock, (a) an amount equal to the sum of (x) the Series A Preferred Stated Value of such share of Series A Preferred Stock plus (y) an amount equal to any accrued Series A Preferred Interest Amount on such share of Series A Preferred Stock, if any, from (and including) the most recent Dividend Payment Date prior to the applicable date of determination to, but excluding, such applicable date of determination.

(xxvi) “Series A Preferred Maturity Date” means April 25, 2032.

(xxvii) “Series A Preferred Redemption Price” means, with respect to any share of Series A Preferred Stock at any date on which such share of Series A Preferred Stock is to be redeemed (other than pursuant to an Excess Hold Redemption), (i) in the case of any redemption pursuant to Section 4.5(b)(i)(y), a price equal to the sum of (x) the Series A Preferred Stated Value of such share of Series A Preferred Stock, plus (y) an amount equal to any accrued Series A Preferred Interest Amount on such share of Series A Preferred Stock, if any, from (and including) the most recent Dividend Payment Date prior to the Series A Preferred Redemption Date or other applicable date of determination to, but excluding, such Series A Preferred Redemption Date or other applicable date of determination, plus (z) the Make-Whole Amount with respect to such share of Series A Preferred Stock and (ii) on or after April 25, 2027, a price equal to the sum of (x) the Series A Preferred Stated Value of such share of Series A Preferred Stock, plus (y) an amount equal to any accrued Series A Preferred Interest Amount on such share of Series A Preferred Stock, if any, from (and including) the most recent Dividend Payment Date prior to the Series A Preferred Redemption Date or other applicable date of determination to, but excluding, such Series A Preferred Redemption Date or other applicable date of determination.

(xxviii) “Series A Preferred Stated Value” means, with respect to a share of Series A Preferred Stock, the sum of (x) the Initial Series A Preferred Issue Price of such share of Series A Preferred Stock plus (y) any accrued and unpaid Series A Preferred Interest Amount thereon as of the end of the immediately preceding semi-annual Dividend Period.

(xxix) “Series A Preferred Stockholder” means a holder of Series A Preferred Stock.

(xxx) “Subsidiary” means, with respect to any Person, any entity of which (a) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the Subsidiaries of that Person or a combination thereof, or (b) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity.

(xxxi) “Treasury Rate” means, as of any date of determination, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the Series A Preferred Redemption Date or other applicable date of determination) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 as of the applicable day during such week (or, if such statistical release is no longer published or the relevant information does not appear thereon, any publicly available source for similar market data)) most nearly equal to the period from the Series A Preferred Redemption Date or other applicable date of determination to April 25, 2027; provided that if the period from the Series A Preferred Redemption Date or other applicable date of determination to April 25, 2027 is not equal to the constant maturity of a United States Treasury security for which such yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Series A Preferred Redemption Date or other applicable date of determination to April 25, 2027 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used. In each case, the Corporation or its agent shall obtain the Treasury Rate.

(xxxii) “Voting Security” means (a) shares of Common Stock and (b) any shares of Preferred Stock that are permitted by their terms to vote together with the Common Stock or to vote as a separate class or series with respect to the election of the Corporation’s directors.

(b) Redemption of Series A Preferred Stock

(i) Series A Preferred Optional Redemption. At any time and from time to time (x) on or after April 25, 2027 or (y) in connection with the consummation of a Fundamental Change but prior to April 25, 2027, the Corporation shall have the right, in its sole discretion, to redeem, subject to the terms and provisions of this Section 4.5(b)(i), all or any portion of the outstanding shares of Series A Preferred Stock (a “Series A Preferred Optional Redemption”), for an amount in cash equal to the applicable Series A Preferred Redemption Price; provided that no such Series A Preferred Optional Redemption shall be permitted pursuant to clause (y) in connection with a Fundamental Change of the type described in clause (iii) of the definition thereof, without the consent of the Required Series A Preferred Super Majority. For the avoidance of doubt, no share of Series A Preferred Stock that is converted into Conversion Securities prior to the applicable Series A Preferred Redemption Date (including any shares of Series A Preferred Stock as to which Conversion Rights are exercised following the delivery of a Series A Preferred Redemption Notice but prior to the applicable Series A Preferred Redemption Date) shall be subject to redemption pursuant to this Section 4.5(b)(i).

(ii) Excess Hold Redemption. In addition, except to the extent otherwise agreed in writing between the Corporation and JPMCF, the Corporation shall have the right, in its sole discretion, to redeem, subject to the terms and provisions of this Section 4.5(b)(ii), all or any portion of the outstanding shares of Series A Preferred Stock held by JPMCF at such time with an aggregate Initial Series A Preferred Issue Price in excess of $157,894,736.84 (an “Excess Hold Redemption”), for an amount in cash equal to the applicable Excess Hold Redemption Price; provided that an Excess Hold Redemption must be funded with cash proceeds of a capital raising transaction consummated subsequent to April 25, 2022. For the avoidance of doubt, no share of Series A Preferred Stock that is converted into Conversion Securities prior to the applicable Excess Hold Redemption Date (including any share of Series A Preferred Stock as to which Conversion Rights are exercised following the delivery of an Excess Hold Redemption Notice but prior to the applicable Excess Hold Redemption Date) shall be subject to redemption pursuant to this Section 4.5(b)(ii). Any election by the Corporation to effect an Excess Hold Redemption shall be irrevocable and shall be made by delivering an Excess Hold Redemption Notice in accordance with Section 4.5(b)(iii)(2).

(iii) Procedures for Optional Redemption and Excess Hold Redemption.

(1) Series A Preferred Optional Redemption. At least ten (10) Business Days and not more than sixty (60) days prior to the date on which the Corporation intends to redeem shares of Series A Preferred Stock pursuant to Section 4.5(b)(i) (except in connection with a redemption that is subject to one or more conditions precedent established by the Corporation, in which case such redemption date may extend until all such conditions are satisfied), (such date, the “Series A Preferred Redemption Date”), a written notice of such redemption (a “Series A Preferred Redemption Notice”) shall be given to each Series A Preferred Stockholder to such Person’s address appearing in the books of the Corporation. The Series A Preferred Redemption Notice shall state: (w) the Series A Preferred Redemption Date, (x) the Series A Preferred Redemption Price, (y) if such redemption is subject to the satisfaction of one or more conditions precedent, each such condition and, if applicable, state that, in the Corporation’s discretion, the Series A Preferred Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded if any or all such conditions shall not have been satisfied by the Series A Preferred Redemption Date (or by the Series A Preferred Redemption Date as so delayed) and (z) instructions with respect to the shares of Series A Preferred Stock that are to be surrendered for redemption. Each Series A Preferred Stockholder subject to a Series A Preferred Redemption Notice shall surrender to the Corporation the certificate or certificates (if any) representing such shares of Series A Preferred Stock to be redeemed, duly endorsed, in the manner and at the place designated in the Series A Preferred Redemption Notice and, on such Series A Preferred Redemption Date, the Series A Preferred Redemption Price shall be payable by the Corporation by wire transfer of immediately available funds to the Series A Preferred Stockholder to an account designated by such Series A Preferred Stockholder prior to the Series A Preferred Redemption Date, and each surrendered certificate (if any) shall be canceled and retired. In the event that at any time fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to Section 4.5(b)(i), the selection of the shares of Series A Preferred Stock to be redeemed shall be made pro rata in proportion to the Series A Preferred Stated Value of the shares of Series A Preferred Stock held by each Series A Preferred Stockholder.

(2) Series A Excess Hold Redemption. If, at any time and from time to time, the Corporation intends to redeem Series A Preferred Stock pursuant to Section 4.5(b)(ii) a written notice of such redemption (an “Excess Hold Redemption Notice”) shall be given to JPMCF at JPMCF’s address appearing in the books of the Corporation no later than March 15, 2023. The Excess Hold Redemption Notice shall state: (w) the date of such Excess Hold Redemption, which in any event shall be not more than ten (10) Business Days following the Corporation’s delivery of the Excess Hold Redemption Notice (the “Excess Hold Redemption Date”), (x) the Excess Hold Redemption Price, (y) the Series A Preferred Stated Value of the shares of Series A Preferred Stock subject to such Excess Hold Redemption and (z) instructions with respect to the shares of Series A Preferred Stock that are to be surrendered for redemption. JPMCF shall surrender to the Corporation the certificate or certificates (if any) representing such shares of Series A Preferred Stock to be redeemed, duly endorsed, in the manner and at the place designated in the Excess Hold Redemption Notice and, on such Excess Hold Redemption Date, the Excess Hold Redemption Price shall be payable by the Corporation by wire transfer of immediately available funds to an account designated by JPMCF, prior to the applicable Excess Hold Redemption Date, and each surrendered certificate (if any) shall be canceled and retired.

(iv) Series A Preferred Stockholder Redemption.

(1) A Series A Preferred Stockholder may elect to have the Corporation fully redeem all of such Series A Preferred Stockholder’s outstanding Series A Preferred Stock upon the occurrence of (and substantially concurrently with) the consummation of a Fundamental Change (including, for the avoidance of doubt, a Sale of the Corporation), for an amount in cash equal to the applicable Series A Preferred Redemption Price (determined by reference to the date upon which such Fundamental Change occurs). Notwithstanding the foregoing, the redemption referenced in this clause 4.5(b)(iv)(1) shall not be required in any transaction if the shares of Series A Preferred Stock are purchased at the applicable Series A Preferred Redemption Price (determined by reference to the date upon which such transaction is consummated) in connection with (and no later than the time of consummation of) such transaction.

(2) If applicable law does not permit the Corporation to consummate any required redemption described in clause 4.5(b)(iv)(1) above, the Corporation shall not consummate the applicable transaction unless (x) at the closing thereof all of the shares of Series A Preferred Stock are purchased from the Series A Preferred Stockholders (whether by the Corporation, an Affiliate thereof or a third party) for an amount in cash equal to the applicable Series A Preferred Redemption Price (determined by reference to the date upon which such Fundamental Change occurs) or (y) the Corporation has given a ROFR Notice with respect to such transaction and otherwise complied with Section 4.5(e) hereof.

(3) In the event that a Series A Preferred Stockholder elects to have the Corporation redeem all of such Series A Preferred Stockholder’s shares of Series A Preferred Stock pursuant to clause 4.5(b)(iv)(1) above, such Series A Preferred Stockholder shall deliver a written notice of such election (a “Put Notice”) to the Corporation specifying that such Series A Preferred Stockholder elects to have its shares of Series A Preferred Stock redeemed pursuant to such clause 4.5(b)(iv)(1). The Corporation shall complete any redemption pursuant to clause 4.5(b)(iv)(1) within 20 Business Days of receipt of such Put Notice (or if later, the date of consummation of the applicable Fundamental Change) at the place specified in such Put Notice. At the closing of such redemption, (x) each electing Series A Preferred Stockholder shall surrender to the Corporation the certificate or certificates (if any) representing its shares of Series A Preferred Stock to be redeemed, duly endorsed, in the manner and at the place designated by the Corporation in writing to such Series A Preferred Stockholder and (y) the Series A Preferred Redemption Price (determined by reference to the date upon which the applicable Fundamental Change occurs) shall be payable by the Corporation by wire transfer of immediately available funds to the electing Series A Preferred Stockholder to an account designated by such electing Series A Preferred Stockholder.

(4) Except as set forth in clause 4.5(b)(iv)(1), the Series A Preferred Stockholders will have no right to require the Corporation to redeem any shares of Series A Preferred Stock prior to April 25, 2027.

(v) Series A Preferred Mandatory Redemption at Maturity. On the Series A Preferred Maturity Date, the Corporation shall redeem and purchase all (but not less than all) outstanding shares of Series A Preferred Stock for an amount, in cash, equal to the applicable Series A Preferred Liquidation Preference.

(vi) Limitations. Notwithstanding anything to the contrary set forth herein, in no event shall failure to redeem shares of Series A Preferred Stock on any date specified in Section 4.5(b)(iv) impose a limitation on the Corporation from completing a Fundamental Change or Sale of the Corporation; provided that the failure of the Corporation to redeem in full in cash the applicable shares of Series A Preferred Stock on a Series A Preferred Redemption Date or other applicable date of determination (including the Series A Preferred Maturity Date) by reason of the operation of this clause 4.5(b)(vi) shall not be construed as preventing the occurrence of an Event of Default of the type described in clause (a) of the definition thereof or the effectiveness of the rights and privileges of the Series A Preferred Stockholders that result from such Event of Default.

(vii) Termination of Rights. Upon the delivery by or on behalf of the Corporation of all consideration payable in respect of the shares of Series A Preferred Stock redeemed pursuant to this Section 4.5(b), all rights with respect to the redeemed shares of Series A Preferred Stock shall terminate.

(viii) Interest Accruing on the Series A Preferred Stock. On and after a redemption date, unless the Corporation defaults in the payment in full of the Series A Preferred Redemption Price, Series A Preferred Interest Amount on the redeemed shares of Series A Preferred Stock shall cease to accrue and accumulate on such date, and all rights of the Series A Preferred Stockholders of the shares of Series A Preferred Stock that are redeemed shall terminate with respect thereto on such date, other than the right to receive the Series A Preferred Redemption Price.

(c) Conversion of Series A Preferred Stock.

(i) Conversion Rights. The Series A Preferred Stockholders shall have conversion rights as follows (the “Conversion Rights”):

(1) Conversion Right. At any time, each share of Series A Preferred Stock shall be convertible, at the option of, and without payment of additional consideration by, the Series A Preferred Stockholder thereof into such number of fully paid and non-assessable Conversion Securities as is determined by dividing (x) the sum of (A) the Series A Preferred Stated Value of such share of Series A Preferred Stock plus (B) an amount equal to any accrued Series A Preferred Interest Amount on such share of Series A Preferred Stock, if any, from (and including) the most recent Dividend Payment Date prior to the Conversion Time to, but excluding, the Conversion Time by (y) the applicable Conversion Price for such share of Series A Preferred Stock. The Conversion Price, and the rate at which Series A Preferred Stock may be converted into Conversion Securities, shall be subject to adjustment as provided in this Section 4.5(c).

(2) Termination of Conversion Rights. In the event of delivery of a Series A Preferred Redemption Notice in respect of any share of Series A Preferred Stock pursuant to Section 4.5(b)(iii)(1), the Conversion Rights of the Series A Preferred Stock designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the applicable Series A Preferred Redemption Price is not fully paid on such Series A Preferred Redemption Date, in which case the Conversion Rights for such share of Series A Preferred Stock shall continue until such Series A Preferred Redemption Price is paid in full.

(3) Fractional Shares. No fractional Conversion Securities shall be issued upon conversion of a share of Series A Preferred Stock and in lieu of any fractional Conversion Securities to which a Series A Preferred Stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the applicable Conversion Price. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock converting into Conversion Securities and the aggregate number of Conversion Securities issuable upon such conversion. Any share of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such class, and the Corporation may thereafter take such appropriate action (without the need for any action by stockholders of the Corporation) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

(ii) Mechanisms of Conversion.

(1) Notice of Conversion. In order for a Series A Preferred Stockholder to voluntarily convert a share of Series A Preferred Stock into Conversion Securities, such Series A Preferred Stockholder shall provide written notice to the Corporation’s transfer agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such Series A Preferred Stockholder elects to convert all or any number of such Series A Preferred Stockholder’s shares of Series A Preferred Stock and, if applicable, any event on which such conversion is contingent. Such notice shall state such Series A Preferred Stockholder’s name or the names of the nominees in which such Series A Preferred Stockholder wishes the Conversion Securities to be issued. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice shall be the time of conversion (the “Conversion Time”), and the Conversion Securities issuable upon conversion of the shares of Series A Preferred Stock shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such Series A Preferred Stockholder, or to his, her or its nominees, evidence of the issuance of Conversion Securities upon such conversion in accordance with the provisions hereof and (ii) pay in cash such amount as provided in Section 4.5(c)(i)(3).

(2) Reservation of Conversion Securities. The Corporation shall, at all times that any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized Conversion Securities as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued Conversion Securities shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued Conversion Securities to such number of Conversion Securities as shall be sufficient for such purposes.

(3) Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares of Series A Preferred Stock shall immediately cease and terminate at the Conversion Time, except only the right of the Series A Preferred Stockholders thereof to receive Conversion Securities in exchange therefor.

(4) No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid Series A Preferred Interest Amount on the shares of Series A Preferred Stock surrendered for conversion or on the Conversion Securities delivered upon conversion.

(5) Taxes. The Corporation shall pay any and all issue, transfer and other similar taxes that may be payable in respect of any issuance or delivery of Conversion Securities or the transfer of shares of Series A Preferred Stock, upon conversion of shares of Series A Preferred Stock pursuant to this Section 4.5(c); provided that such taxes shall not include any income tax under federal or state tax laws if the conversion is treated as a taxable exchange by or for the Series A Preferred Stockholders.

(iii) Adjustments.

(1) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time effect a subdivision of the outstanding shares of Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of Conversion Securities issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of Conversion Securities issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this clause 4.5(c)(iii)(1) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2) Adjustment for Certain Dividends. In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend payable on the shares of Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(a)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b)

the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend. Notwithstanding the foregoing (x) if such record date shall have been fixed and such dividend is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this clause (b) as of the time of actual payment of such dividends; and (y) no such adjustment shall be made if the Series A Preferred Stockholders simultaneously receive a dividend of shares of Common Stock in a number equal to the number of Conversion Securities as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Conversion Securities on the date of such event.

(3) Adjustments for Other Dividends. In the event the Corporation at any time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend payable in Equity Securities of the Corporation (other than a dividend of Conversion Securities in respect of outstanding Conversion Securities) or in other property (including cash), then and in each such event the Series A Preferred Stockholders shall receive, simultaneously with the dividend to the holders of Common Stock, a dividend of such Equity Securities or other property in an amount equal to the amount of such Equity Securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Conversion Securities on the date of such event.

(4) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the shares of Common Stock (but not the shares of Series A Preferred Stock) are converted into or exchanged for securities of a series of shares or units of common equity interests of the Corporation, a Parent Entity, or a Subsidiary (as applicable), cash or other property of the Corporation, a Parent Entity, or a Subsidiary (as applicable) (other than a transaction covered by Section 4.5(c)(iii)(1), Section 4.5(c)(iii)(2) or Section 4.5(c)(iii)(3)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the shares of Common Stock into which it was convertible prior to such event into the kind and amount of securities of the Corporation, a Parent Entity, or a Subsidiary (as applicable), cash or other property which a holder of the number of shares of Common Stock issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4.5(c) with respect to the rights and interests thereafter of the Series A Preferred Stockholders, to the end that the provisions set forth in this Section 4.5(c) (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the shares of Series A Preferred Stock.

(5) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4.5(c), the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Series A Preferred Stockholder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which a share of Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Series A Preferred Stockholder (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such Series A Preferred Stockholder a certificate setting forth (i) the Conversion Price then in effect, (ii) the series or class of Conversion Securities and (iii) number of Conversion Securities and the amount, if any, of other securities, cash or property which then would be received upon the conversion of a share of Series A Preferred Stock.

(d) Matters Requiring Approval of Certain Series A Preferred Stockholders. The terms of this Certificate of Incorporation and the terms of the organizational documents of each Subsidiary of the Corporation notwithstanding, the Corporation shall not, and shall cause its Subsidiaries not to, without the prior written consent or approval (which may be in the form of an email) of the Required Series A Preferred Holders, for so long as any shares of Series A Preferred Stock remain outstanding:

(i) Equity Issuances. Create, authorize or issue (by reclassification or otherwise) any Equity Securities of the Corporation, including any additional shares of Series A Preferred Stock or other security convertible into or exchangeable for any Equity Security of the Corporation, having rights, preferences or privileges ranking senior to the Series A Preferred Stock or pari passu with the Series A Preferred Stock.

(ii) Amendments. Subject to Section 4.5(d)(vii) below, amend, modify, restate, repeal or make any other change (by amendment, merger, consolidation, operation of law or otherwise) to any provision of the Corporation’s or any Subsidiary’s organizational documents (including this Certificate of Incorporation) in a manner which adversely alters or changes the rights, preferences or privileges of the Series A Preferred Stock; provided that any issuance of securities junior to the Series A Preferred Stock shall not be deemed to be adverse to the Series A Preferred Stock.

(iii) Dividends. Prior to payment in full in cash of the Series A Preferred Liquidation Preference on all outstanding shares of Series A Preferred Stock, effect any dividend or distribution to or redemption of Equity Securities (other than the shares of Series A Preferred Stock).

(iv) Series A Preferred Terms. Subject to Section 4.5(d)(vii) below, amend, modify or waive the terms of the Series A Preferred Stock.

(v) Merger or Consolidation. (1) Merge or consolidate with any Person (other than a merger or consolidation of one of the Corporation’s Subsidiaries with another of its Subsidiaries) or (2) sell all or substantially all of the assets of the Corporation and its Subsidiaries or otherwise consummate a Fundamental Change, in each case, unless such event constitutes a Fundamental Change and either (1) the Series A Preferred Stockholders are afforded at least ten (10) Business Days’ prior written notice of the consummation thereof and the Series A Preferred Stockholders shall receive in full in cash the applicable Series A Preferred Redemption Price due on the shares of Series A Preferred Stock that remain outstanding as of the consummation of such transaction substantially concurrently with the consummation of such transaction or (2) (w) at least 90% of the consideration received or to be received by a holder of Common Stock, excluding cash payments for fractional shares, in connection with such Fundamental Change consists of shares of common stock of a U.S. corporation (the “Public Company”) that are (or are to be) listed or quoted on the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their successors), (x) the Series A Preferred Stockholders receive, in exchange for their shares of Series A Preferred Stock, an equivalent amount of a new class of preferred stock of the Public Company having rights, privileges, ranking and economic terms substantially identical to those of the Series A Preferred Stock, (y) immediately after giving effect to such transaction, no “person” or “group” (as defined in the definition of “Fundamental Change”) shall beneficially own stock of the Public Company having a majority of the ordinary voting power of all stock of the Public Company and (z) as a result of such transaction or transactions the shares of Series A Preferred Stock shall, at the option of the Series A Preferred Stockholders (and subject to the anti-dilution adjustments set forth in Section 4.5(c)(iii) applicable to the shares of Series A Preferred Stock), become convertible into the consideration that such shares of Series A Preferred Stock would have received had they been converted into shares of Common Stock immediately prior to such Fundamental Change or (3) the Corporation has provided a ROFR Notice in accordance with Section 4.5(e) and otherwise complied with the requirements of Section 4.5(e) applicable thereto.

(vi) Liquidation. Consent to a liquidation, dissolution or winding up of the Corporation or any of its Subsidiaries unless, with respect to the Corporation, the Corporation shall have delivered to the Series A Preferred Stockholders not less than 10 Business Days’ prior written notice of such transaction.

(vii) Notwithstanding the terms of this Certificate of Incorporation (including clauses (i) through (vi) above), without the prior written consent or approval (which may be in the form of an email) of a Required Series A Preferred Super Majority, no amendment, waiver or modification of this Certificate of Incorporation shall (i) decrease the Series A Preferred Dividend Rate, (ii) reduce the Series A Preferred Redemption Price or otherwise modify the definition of such term, (iii) modify the definition of “Conversion Price,” “Initial Series A Preferred Issue Price,” “Series A Preferred Interest Amount,” “Series A Preferred Liquidation Preference,” “Series A Preferred Maturity Date,” “Series A Preferred Stated Value” or the components of any of the foregoing, (iv) modify Section 4.5(b)(i), Section 4.5(b)(ii), Section 4.5(b)(iii), Section 4.5(b)(iv), Section 4.5(b)(v), Section 4.5(b)(vi), Section 4.5(c), Section 4.5(d) and Section 4.5(f), (v) make any change to the provisions relating to voting percentages that include the shares of Series A Preferred Stock (including, without limitation, the definition of “Required Series A Preferred Holders”) or (vi) amend, modify or waive Section 4.5(g) in a manner which adversely alters or changes the rights, preferences, privileges or obligations of the shares of Series A Preferred Stock or the Series A Preferred Stockholders. In addition, notwithstanding anything to the contrary herein but subject to the definition of “Series A Preferred Interest Amount” and other than in the event of a Fundamental Change of a type specified in and permitted by Section 4.5(d)(v) above, the Corporation shall not redeem or otherwise make any dividend or payment on the shares of Series A Preferred Stock other than in cash without the prior written consent or approval (which may be in the form of an email) of each affected Series A Preferred Stockholder.

(e) Right of First Refusal.

(i) Prior to the consummation of a Fundamental Change transaction with respect to which the Required Series A Preferred Holders have exercised redemption rights pursuant to Section 4.5(b)(iv)(1) or the consent of the Required Series A Preferred Holders is otherwise required pursuant to Section 4.5(d)(v), the Corporation shall have the right, but not the obligation, to deliver to the Series A Preferred Stockholders (each, in such capacity, a “ROFR Holder”) a written notice (the “ROFR Notice”) setting forth in reasonable detail material terms and conditions of such Fundamental Change transaction, including the total consideration to be received, directly or indirectly, by the Corporation and/or its stockholders in respect thereof (the “ROFR Consideration”); provided that if all or any portion of the ROFR Consideration consists of consideration other than cash (the “Non-Cash Consideration”), the ROFR Notice shall specify the Fair Value of the Non-Cash Consideration. The ROFR Notice shall constitute the Corporation’s offer to the ROFR Holders to engage in a transaction on terms that are the same as those for such Fundamental Change transaction as set forth in the ROFR Notice, which offer shall be irrevocable until the end of the ROFR Notice Period.

(ii) Within ten (10) Business Days following receipt of such ROFR Notice (the “ROFR Notice Period”), any ROFR Holder shall have the right, but not the obligation (“ROFR”), to elect to engage in a transaction on terms that are the same as those for such Fundamental Change transaction as specified in such ROFR Notice by delivering to the Corporation a written notice of its election (the “ROFR Reply”) to engage in such transaction on terms that are the same as those for such Fundamental Change transaction as specified in such ROFR Notice (the “Alternative Transaction”); provided that if all or any portion of the ROFR Consideration consists of Non-Cash Consideration, all or such portion of ROFR Consideration that consists of Non-Cash Consideration shall be replaced with cash consideration equal to the Fair Value of the Non-Cash Consideration that is specified in such ROFR Notice. Any ROFR Reply shall be irrevocable and binding upon delivery by the applicable ROFR Holder. If a ROFR Holder does not deliver a ROFR Reply during the ROFR Notice Period with respect to such Fundamental Change transaction (a “Non-Subscribing ROFR Holder”), then such Non-Subscribing ROFR Holder shall be deemed to have waived its ROFR with respect to such Fundamental Change transaction or Alternative Transaction under this Section 4.5(e).

(iii) If, after complying with the foregoing, the ROFR Holders have waived their ROFR with respect to such Fundamental Change transaction under this Section 4.5(e), the Corporation shall be free to consummate such Fundamental Change transaction on the terms specified in such ROFR Notice without any further obligation to the ROFR Holders under this Section 4.5(e) within the one hundred twenty (120) day period immediately following the expiration of the ROFR Notice Period (which period may be extended for a reasonable time not to exceed sixty (60) days to the extent reasonably necessary to obtain any governmental approvals (the “Waived ROFR Transfer Period”). If such Fundamental Change transaction is not consummated within the Waived ROFR Transfer Period, the rights of the Series A Preferred Stockholders pursuant to Section 4.5(b)(iv)(2) and Section 4.5(d)(v) shall be deemed to be revived and any subsequent Fundamental Change transaction shall be subject to the terms thereof.

(iv) If one or more ROFR Holders delivers a ROFR Reply, such ROFR Holders shall take all actions as may be reasonably necessary to consummate such Alternative Transaction on terms that are the same as those for such Fundamental Change transaction as specified in such ROFR Notice, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be necessary or appropriate. At the closing of such Alternative Transaction pursuant to this Section 4.5(e), the Corporation shall take such actions, execute such instruments and documents and make such deliveries as shall be necessary to cause the consummation of such Alternative Transaction against receipt of the ROFR Consideration from the ROFR Holder via wire transfer of immediately available funds. To the extent more than one Series A Preferred Stockholder delivers a ROFR Reply, each such Series A Preferred Stockholder shall pay its pro rata share (calculated as a fraction the numerator of which is the total number of shares of Series A Preferred Stock held by such Series A Preferred Stockholder on the date of purchase and the denominator of which is the number of outstanding shares of Series A Preferred Stock held by all Series A Preferred Stockholders on the date of purchase) of the applicable ROFR Consideration and directly or indirectly acquire a pro rata portion of the Equity Securities or other assets (which in the case of assets other than Equity Securities shall represent an undivided economic and voting interest in such assets proportionate to such Series A Preferred Stockholder’s pro rata share of the purchase price therefor). The consummation of such Alternative Transaction on the terms specified in the ROFR Reply delivered pursuant to this Section 4.5(e) shall be deemed to be approved the Required Series A Preferred Holders for purposes of Section 4.5(d) but shall otherwise be subject to customary closing conditions (other than any condition requiring the ROFR Holder(s) to have obtained committed financing to consummate such transaction).

(v) If the ROFR Holders deliver a ROFR Reply and such Alternative Transaction is not consummated within the thirty (30) day period immediately following the expiration of the ROFR Notice Period (which period may be extended for a reasonable time not to exceed one hundred fifty (150) days to the extent reasonably necessary to obtain any governmental approvals) (the “Alternative Transaction Period”), the ROFR Holders shall be deemed to have waived their ROFR and the provisions of Section 4.5(e)(iii) above shall apply as if the last date of the Alternative Transaction Period was the expiration of the ROFR Notice Period.

(f) Dividends.

(i) Preferred Interest Payments. Dividends on shares of the Series A Preferred Stock shall be payable to all Series A Preferred Stockholders in an amount equal to the Series A Preferred Interest Amount, in each case, whether or not there are any profits, surplus or other funds legally available for the payment thereof or such payment is then permitted by applicable law or any instrument or agreement to which the Corporation or any of its Subsidiaries is a party. All cash distributions (including, without limitation, any distributions in connection with any Insolvency Event) of the Series A Preferred Interest Amount are prior to and in preference over any distribution on any shares of Common Stock and shall be declared and fully paid before any distributions (other than, as long as no Event of Default has occurred and is continuing, payment of customary regular cash dividends on the shares of Common Stock with the consent of the Required Series A Preferred Holders) are made on any shares of Common Stock (it being understood and agreed that that the Series A Preferred Interest Amount payable on each Dividend Payment Date may be paid by increasing the Series A Preferred Stated Value for such share of Series A Preferred Stock in lieu of payment in cash; provided that, for the avoidance of doubt, no distribution on any shares of Common Stock shall be made on any shares of Common Stock until all such capitalized Series A Preferred Interest Amount is paid in cash in full (except as set forth in the immediately preceding parenthetical)). Dividends shall be payable to the Series A Preferred Stockholders as they appear on the records of the Corporation on the record date for such distributions, which, to the extent the Board determines to declare distributions in respect of any Dividend Period, shall be the date that is 15 days prior to the applicable Dividend Payment Date. All such payments of Series A Preferred Interest Amount shall be payable as set forth in the definition thereof. Series A Preferred Interest Amount will accrue as set forth herein regardless of whether such Series A Preferred Interest Amount has been declared by the Board and whether or not there are any profits, surplus or other funds legally available for the payment thereof or such payment is then permitted by applicable law or any instrument or agreement to which the Corporation or any of its Subsidiaries is a party.

(ii) All payments or dividends by the Corporation or any of its Subsidiaries in respect of any shares, including, without limitation, any payment or dividend in connection with any Insolvency Event, must be allocated among the stockholders of the Corporation and distributed in the following priorities:

(1) First, one hundred percent (100%) to the Series A Preferred Stockholders, pro rata in proportion to the Series A Preferred Stated Value of the then outstanding shares of Series A Preferred Stock until the Series a Preferred Stockholders have received cumulative dividends (exclusive of prior dividends in respect of Series A Preferred Interest Amount, whether paid in cash or added to the Series A Preferred Value) equal to the aggregate Series A Preferred Liquidation Preference then applicable for all outstanding shares of Series A Preferred Stock; and

(2) Thereafter, one hundred percent (100%) to the holders of shares of Common Stock, pro rata in proportion to the number of shares of Common Stock held.

(g) Miscellaneous. The Corporation shall, and shall cause each of its Subsidiaries to, promptly (which in no case shall be more than 30 days) after a responsible officer of the Corporation or any of its Subsidiaries has obtained knowledge thereof, provide notice to each Series A Preferred Stockholder of the occurrence of any Event of Default (or any event or condition which would, upon notice, lapse of time or both, unless cured or waived, become an Event of Default).

ARTICLE V

BOARD OF DIRECTORS

5.1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

5.2. Number of Directors; Election; Term.

(a) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any, the number of directors that shall constitute the entire Board shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board and which initially shall be, upon filing of this Certificate of Incorporation, set at nine (9) directors.

(b) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be divided into three classes as nearly equal in number as is practicable, hereby designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to such classes. The term of office of the initial Class I directors shall expire upon the election of directors at the first annual meeting of stockholders following the effectiveness of this Article V; the term of office of the initial Class II directors shall expire upon the election of directors at the second annual meeting of stockholders following the effectiveness of this Article V; and the term of office of the initial Class III directors shall expire upon the election of directors at the third annual meeting of stockholders following the effectiveness of this Article V. At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the effectiveness of this Article V, each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

(c) Notwithstanding the foregoing provisions of this Section 5.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

(d) Elections of directors need not be by written ballot unless the bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “Bylaws”) shall so provide.

(e) Notwithstanding any of the other provisions of this Article V, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of designation for such series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of this Article V, then upon commencement and for the duration of the period during which such right continues; (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to such director’s earlier death, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such series of stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation or removal of such additional directors, shall forthwith terminate, and the total authorized number of directors of the Corporation shall be reduced accordingly.

5.3. Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the stockholders of the Corporation only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

5.4. Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, at any meeting of the Board and not by the stockholders. A person so elected by the Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such person shall have been assigned by the Board and until such person’s successor shall be duly elected and qualified or until such director’s earlier death, resignation or removal.

ARTICLE VI

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII

STOCKHOLDERS

7.1. No Action by Written Consent of Stockholders. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by written consent in lieu of a meeting.

7.2. Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer of the Corporation or the Board, and the ability of the stockholders to call a special meeting of the stockholders is hereby specifically denied.

7.3. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VIII

LIMITATION OF LIABILITY AND INDEMNIFICATION

8.1. Limitation of Personal Liability. No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Section 8.1, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time.

8.2. Indemnification and Advancement of Expenses. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. A director’s right to indemnification conferred by this Section 8.2 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such director presents to the Corporation a written undertaking to repay such amount if it shall ultimately be determined that such director is not entitled to be indemnified by the Corporation under this Article VIII or otherwise. Notwithstanding the foregoing, except for proceedings to enforce any director’s or officer’s rights to indemnification or any director’s rights to advancement of expenses, the Corporation shall not be obligated to indemnify any director or officer, or advance expenses of any director, (or such director’s or officer’s heirs, executors or personal or legal representatives) in connection with any proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board.

8.3. Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses conferred in Section 8.2 of this Certificate of Incorporation shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

8.4. Insurance. To the fullest extent authorized or permitted by the DGCL, the Corporation may purchase and maintain insurance on behalf of any current or former director or officer of the Corporation against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VIII or otherwise.

8.5. Persons Other Than Directors and Officers. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, or to purchase and maintain insurance on behalf of, persons other than those persons described in the first sentence of Section 8.2 of this Certificate of Incorporation or to advance expenses to persons other than directors of the Corporation.

8.6. Effect of Modifications. Any amendment, repeal or modification of any provision contained in this Article VIII shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of any current or former director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring prior to such amendment, repeal or modification.

ARTICLE IX

DGCL SECTION 203 AND BUSINESS COMBINATIONS

9.1. DGCL Section 203 Opt-Out. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

9.2. Business Combination Exceptions. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

(b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation that is not owned by the interested stockholder, or

(d) the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

9.3. Definitions. For purposes of this Article IX, references to:

(a) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(b) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned Subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation, Section 9.2 is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority- owned Subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned Subsidiary of the Corporation of any stock of the Corporation or of such Subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such Subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such Subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned Subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or of securities exercisable for, exchangeable for or convertible into the stock of any class or series of the Corporation or of any such Subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned Subsidiary.

(c) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(d) “Existing Holder Direct Transferee” means any person (and its Affiliates) who acquires (other than in a registered public offering), directly in one or more related transactions from any Existing Holder or any “group”, or any member of any such group, to which such Existing Holder is a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more in the aggregate of the then outstanding voting stock of the Corporation.

(e) “Existing Holder Indirect Transferee” means any person (and its Affiliates) who acquires (other than in a registered public offering), directly in one or more related transactions from any Existing Holder Direct Transferee or any other Existing Holder Indirect Transferee, beneficial ownership of 15% or more in the aggregate of the then outstanding voting stock of the Corporation.

(f) “Existing Holders” means the BTO Investors, BofA, JCIC Sponsor LLC, JPMCF and the Permitted Holders, together with their respective Affiliates and Subsidiaries (other than the Corporation and its Subsidiaries).

(g) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned Subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (iii) the Affiliates and associates of any such person described in clauses (i) and (ii); provided, however, that “interested stockholder” shall not include (A) any Existing Holder, any Existing Holder Direct Transferee, Existing Holder Indirect Transferee or any of their respective Affiliates or successors or any “group”, or any member of any such group, to which any such person is a party under Rule 13d-5 of the Exchange Act, or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided, in the case of this clause (B), that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of (x) further corporate action not caused, directly or indirectly, by such person or (y) an acquisition of a de minimis number of such additional shares. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(h) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(i) beneficially owns (as determined pursuant to Rule 13d-3 of the Exchange Act or any successor provision) such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(i) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article IX to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

ARTICLE X

LIMITATIONS OF OWNERSHIP BY NON-CITIZENS

10.1. Equity Securities. All Equity Securities of the Corporation shall be subject to the limitations set forth in this Article X.

10.2. Non-Citizen Voting and Ownership Limitations. In no event shall persons or entities who fail to qualify as a “citizen of the United States,” (as the term is defined in Section 40102(a)(15) of Subtitle VII of Title 49 of the United States Code, as the same may be amended from time to time, in any similar legislation of the United States enacted in substitution or replacement thereof, and as interpreted by the Department of Transportation, its predecessors and successors, from time to time), including any agent, trustee or representative of such persons or entities (each, a “Non-Citizen”), be entitled to own (beneficially or of record) and/or control more than (x) 24.9% of the aggregate votes of all outstanding Voting Securities of the Corporation (the “Voting Limitation Percentage”) or (y) 49.0% of the aggregate number of outstanding Equity Securities of the Corporation (the “Outstanding Share Limitation Percentage” and together with the Voting Limitation Percentage, the “Non-Citizen Cap Amounts”), in each case as more specifically set forth in the Bylaws.

10.3. Enforcement of Non-Citizen Cap Amounts. Except as otherwise set forth in the Bylaws, the restrictions imposed by the Non-Citizen Cap Amounts shall be applied to each Non-Citizen in reverse chronological order based upon the date of registration (or attempted registration in the case of the Outstanding Share Limitation Percentage) on the separate stock record maintained by the Corporation or any transfer agent (on behalf of the Corporation) for the registration of Equity Securities of the Corporation held by the Non-Citizens (“Foreign Stock Record”) or the stock transfer records of the Corporation. At no time shall the shares of the Equity Securities of the Corporation held by the Non-Citizens be voted, unless such shares are registered on the Foreign Stock Record. In the event that Non-Citizens shall own (beneficially or of record) or have voting control over Equity Securities of the Corporation, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership or control of a United States air carrier. In the event that any transfer of Equity Securities of the Corporation to a Non-Citizen would result in Non-Citizens owning (beneficially or of record) more than the Non-Citizen Cap Amounts, such transfer shall be void and of no effect and shall not be recorded in the books and records of the Corporation. The Bylaws shall contain provisions to implement this Section 10.3, including, without limitation, provisions restricting or prohibiting the transfer of Equity Securities of the Corporation to Non-Citizens. Any determination as to ownership, control or citizenship made by the Board shall be conclusive and binding as between the Corporation and any stockholder.

10.4. Legend for Equity Securities. Each certificate or other representative document for Equity Securities of the Corporation (including each such certificate or representative document for Equity Securities of the Corporation issued upon any permitted transfer of Equity Securities) shall contain a legend in substantially the following form:

“THE [TYPE OF EQUITY SECURITIES] REPRESENTED BY THIS [CERTIFICATE/REPRESENTATIVE DOCUMENT] ARE SUBJECT TO VOTING RESTRICTIONS WITH RESPECT TO [SHARES/WARRANTS, ETC.] HELD BY PERSONS OR ENTITIES THAT FAIL TO QUALIFY AS “CITIZENS OF THE UNITED STATES” AS SUCH TERM IS DEFINED BY RELEVANT LEGISLATION. SUCH VOTING RESTRICTIONS ARE CONTAINED IN THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME. A COMPLETE AND CORRECT COPY OF SUCH RESTATED CERTIFICATE OF INCORPORATION SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF SUCH SHARES OF [TYPE OF EQUITY SECURITIES] UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

ARTICLE XI

MISCELLANEOUS

11.1. Corporate Opportunities.

(a) For purposes of this Section 11.1, the following terms shall have the following meanings:

(i) “BofA” means Banc of America Strategic Investments Corporation and each of its successors or any of their Affiliates.

(ii) “BTO Investors” means the BTO Grannus Holdings IV-NQ LLC, Blackstone Tactical Opportunities Fund – FD L.P., and Blackstone Family Tactical Opportunities Investment Partnership III – NQ – ESC L.P. and each of their successors or any of their Affiliates.

(iii) “Covered Person” means (A) any director or officer of the Corporation who is also an officer, director, employee or managing director of any of the Existing Investors and (B) the Existing Investors.

(iv) “Existing Investors” means the BTO Investors, BofA, JCIC Sponsor LLC and JPMCF, together with their respective Subsidiaries and Affiliates (other than the Corporation and its Subsidiaries).

(v) “Specified Corporate Opportunity” means any business opportunity, potential transaction, interest or other matter that is offered or presented to any Covered Person other than any business opportunity, potential transaction, interest or other matter that is offered or presented to such Covered Person solely in such Covered Person’s capacity as an officer, director or stockholder of the Corporation.

(b) To the fullest extent permitted by applicable law (including, without limitation, Section 122(17) of the DGCL), the Corporation, on behalf of itself and its Subsidiaries, hereby renounces any interest or expectancy of the Corporation or any of its Subsidiaries in, or being offered any opportunity to participate in, any Specified Corporate Opportunity, even if such Specified Corporate Opportunity is one that the Corporation or any of its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if offered or presented the opportunity to do so. No Covered Person shall have any duty to offer or communicate information regarding any Specified Corporate Opportunity to the Corporation or any of its Subsidiaries and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its Subsidiaries for breach of any fiduciary duty, as a director, officer, controlling stockholder or otherwise, solely by reason of the fact that such Covered Person (i) pursues or acquires such Specified Corporate Opportunity for its own account or the account of any of the Existing Investors, (ii) directs such Specified Corporate Opportunity to another person or entity or (iii) fails to present such Specified Corporate Opportunity, or information regarding such Specified Corporate Opportunity, to the Corporation or any of its Subsidiaries. For the avoidance of doubt, the foregoing provisions of this Section 11.1(b) shall not apply to any business opportunity, potential transaction, interest or other matter that is offered or presented to any Covered Person solely in such Covered Person’s capacity as an officer, director or stockholder of the Corporation.

(c) For the avoidance of doubt, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1.

(d) The provisions of this Section 11.1 shall have no further force or effect at such time as the Existing Investors shall first cease to beneficially own, in the aggregate, at least 10% (ten percent)) of the Corporation’s then outstanding Voting Securities; provided, however, that such termination shall not terminate the effect of the foregoing provisions of this Section 11.1 with respect to any Specified Corporate Opportunity that first arose prior to such termination.

11.2. Forum for Certain Actions.

(a) Forum. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (in each case, as may be amended from time to time), (iv) any action asserting a claim against the Corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Subject to the preceding provisions and unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended.

(b) Personal Jurisdiction. If any action the subject matter of which is within the scope of subparagraph (a) of this Section 11.2 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce subparagraph (a) of this Section 11.2 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(c) Enforceability. If any provision of this Section 11.2 shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 11.2, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

(d) Notice and Consent. For the avoidance of doubt, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.2.

11.3. Amendment. The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders of the Corporation by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Section 11.3. In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of this Certificate of Incorporation. Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of this Certificate of Incorporation inconsistent with the purpose and intent of Article V, Article VI, Article VII, Article VIII or this Article XI (including, without limitation, any such Article as renumbered as a result of any amendment, alternation, repeal or adoption of any other Article).

11.4. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 24th day of January, 2023.

By:	/s/ Timothy Sheehy
Name: Timothy Sheehy
Title: Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation of New Bridger]